Exhibit 99.1

Ignyta Announces Interim Data from

RXDX-101 Phase I Clinical Trial

•	Partial response in the only patient with a TrkA alteration treated to date with RXDX-101

•	Well-tolerated, with no dose-limiting toxicities or drug-related serious adverse events

•	Partial responses in patients with each of TrkA, ROS1 and ALK alterations, and in patients with each of lung cancer, colorectal cancer and neuroblastoma

May 31, 2014 3:00 PM Eastern Daylight Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), an oncology precision medicine biotechnology company, announced today that interim results from the first-in-human ALKA-372-001 Phase I clinical trial of RXDX-101, the company’s proprietary oral tyrosine kinase inhibitor targeting solid tumor indications, were presented in an oral presentation at the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Illinois.

“We were pleased to present the exciting interim data from this Phase I clinical trial of RXDX-101, which showed no dose-limiting toxicities and very promising signs of antitumor activity,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We saw partial responses in patients with each of TrkA, ROS1 and ALK alterations, as well as in three different tumor types, despite the fact that patients dosed with the present intermittent dosing schedule received drug for only 12 days out of each 28 day cycle. RXDX-101 treatment in this study has achieved a landmark milestone in oncology drug development, as the patient with TrkA positive metastatic colorectal cancer represents the first reported case of a patient with a TrkA positive tumor to be treated with a TrkA inhibitor. Most importantly, she showed clinical improvement and achieved a partial response within the first month of treatment with RXDX-101 after having failed first-, second- and third-line chemo- and targeted therapies.”

The dose escalation study was designed to determine the maximum tolerated dose (MTD) and recommended Phase II dose, as well as preliminary anti-cancer activity of single agent RXDX-101 in patients with solid tumors with molecular alterations in the TrkA, ROS1 or ALK tyrosine kinase receptors. For each of the first three weeks of each 28-day dosing cycle, patients received RXDX-101 for four consecutive days, followed by three days without dosing. During the fourth week of each such dosing cycle, patients were not dosed. The doses tested to date are 100, 200, 400, 800, 1200 and 1600 mg/m2 per day.

At the time of the May 2014 data cut-off for the presentation, 20 patients had been enrolled, with 19 having been dosed in the six dose cohorts. The interim findings showed:

•	11 patients with ALK alterations had been dosed (seven of which had failed prior treatment with crizotinib), seven patients with ROS1 alterations had been dosed and one patient with a TrkA alteration had been dosed;

•	no dose-limiting toxicities had been observed, no drug-related serious adverse events had been observed and no patients were discontinued from the study due to adverse events;

•	six patients remained on active treatment, with three patients having received 12 to 16 cycles of treatment; and

•	the following signs of antitumor activity were observed, with each patient remaining active in the study:

•	a patient with TrkA-positive metastatic colorectal cancer had a partial response;

•	a patient with ROS1-positive non-small cell lung cancer (NSCLC) had a partial response;

•	a patient with ALK-positive NSCLC had a partial response;

•	a patient with ALK-positive neuroblastoma had a partial response;

•	a patient with ROS1-deletion pancreatic cancer had achieved prolonged stable disease (11 cycles); and

•	a patient with ALK-positive NSCLC had achieved prolonged stable disease (13 cycles).

On Monday, June 2, 2014, Ignyta will file a Form-8-K with the U.S. Securities and Exchange Commission (SEC) containing the materials presented at the ASCO Annual Meeting. The company’s SEC filings can be found on the company’s website at www.ignyta.com and on the SEC’s website at www.sec.gov.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. The company’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets solid tumor indications, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to promising signs of antitumor activity and other data from the ongoing Phase I/II clinical trial. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the potential for final results of the ongoing Phase I/II clinical trial of RXDX-101, or any future clinical trials, to differ from preliminary results; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko

CFO

858-255-5959

jc@ignyta.com

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